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                                   Exhibit 11


                    Computation of Earnings Per Common Share.


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                                A. SCHULMAN, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE




                                               Year ended August 31,
                                               ---------------------
                                      1996              1995           1994
                                      ----              ----           ----

Net income                         $42,177,000      $53,618,000      $44,571,000

Dividends on preferred
      stock                             54,000           54,000           54,000
                                   -----------      -----------      -----------

Net Income applicable
      to common stock              $42,123,000      $53,564,000      $44,517,000
                                   ===========      ===========      ===========


Weighted average number
      of shares of common
      stock outstanding,
      net of treasury shares        37,584,561       37,544,408       37,438,118

Net income per share of
      common stock                       $1.12            $1.43            $1.19
                                         =====            =====            =====